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USWCRART.DOC
EXHIBIT 3A

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                        U S WEST COMMUNICATIONS, INC.


Pursuant to Section 7-110-107 of the Colorado Business Corporation Act, U S WEST COMMUNICATIONS, INC. a corporation organized and existing under the laws of Colorado, hereby restates its Articles of Incorporation and certifies as follows:


FIRST:       The name of the corporation is U S WEST COMMUNICATIONS, INC.  The date of filing of its original Certificate of Incorporation with the Secretary of State was July 17, 1911.

SECOND:     That pursuant to Section 7-110-107 of the Colorado Business
        Corporation Act, these Restated Articles of Incorporation were adopted by the sole shareholder of the corporation on December 7, 1995, in the manner prescribed by the Colorado Business Corporation Act.

THIRD:     That the text of the Restated Articles of Incorporation as heretofore amended and supplemented is hereby restated and further amended to read in its entirety as follows:

ARTICLE  ONE.    The  name of the Corporation is U S WEST COMMUNICATIONS, INC.
("the Corporation).

ARTICLE  TWO.   The Corporation shall have and may exercise all of the rights, powers, and privileges now or hereafter conferred upon corporations organized under the laws of Colorado; provided, however, that the Corporation shall not engage in any act or activity which could violate the Modification of Final Judgment entered August 24, 1982, in United States v. Western Electric, et al., Case No. 82-0192, United District Court, District of Columbia, as amended, modified, supplemented or interpreted by a court of competent jurisdiction from time to time. In addition, the Corporation may do everything necessary, suitable or proper for the accomplishment of any of its
corporate  purposes.   The Corporation may conduct part or all of its business
in any part of Colorado, the United States, or the world and may hold, purchase, mortgage, lease, and convey real and personal property in any of such places.

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ARTICLE THREE.  (a)  The aggregate number of shares of stock which the
Corporation shall have authority to issue is one (1) share of common stock without par value. The share of this class of common stock shall have unlimited voting rights and shall constitute the sole voting group of the Corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Colorado Business Corporation Act. The share of this class of common stock shall also be entitled to receive the net assets of the Corporation upon dissolution.

(b) Each shareholder of record shall have one vote for each share of stock standing in his name on the books of the Corporation and entitled to vote, except that in the election of directors, each shareholder shall have as many votes for each share held by him as there are directors to be elected and for whose election the shareholder has the right to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

(c) Unless otherwise ordered by a court of competent jurisdiction, at all meetings of the shareholders, one-third of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

ARTICLE  FOUR.    The number of directors of the Corporation shall be fixed by the Bylaws. The number of directors constituting the current Board of Directors of the Corporation is three (3).

ARTICLE FIVE. The address of the Corporation's principal office is 1801 California Street, Denver, Colorado 80202.

ARTICLE SIX. The address of the Corporation's registered office in the State of Colorado is 1675 Broadway, Denver, Colorado 80202. The name of the Corporation's registered agent at such address is C T Corporation System.

ARTICLE SEVEN. The provisions as to the management of the business and the conduct of the affairs of the Corporation shall be set forth in the Bylaws of the Corporation or as approved by the Board of Directors of the Corporation from time to time, and the same shall be in furtherance of and not in limitation or exclusion of the powers conferred by the law.

ARTICLE EIGHT. In furtherance and not in limitation of the powers conferred by the Colorado Business Corporation Act, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation. Election of a Director need not be by written ballot.

ARTICLE  NINE.    These Restated Articles of Incorporation correctly set forth the provisions of the Articles of Incorporation, as amended.

FOURTH:        That the number of shares of the Corporation outstanding at the time of such adoption was one, and the number of shares entitled to vote thereon was one.

FIFTH:     That the number of shares voted for the Restated Articles of
       Incorporation was sufficient for approval.

SIXTH:     That upon the issuance of the Restated Certificate of Incorporation by the Colorado Secretary of State, these Restated Articles of
          Incorporation shall supersede the original Articles of Incorporation and all amendments thereto.


IN WITNESS WHEREOF, said U S WEST COMMUNICATIONS, INC. has caused these Restated Articles of Incorporation to be signed by Stephen E. Brilz, its Assistant Secretary, this 19th day of December, 1995.



                                   /S/ STEPHEN E. BRILZ
                                   ____________________________________
                                   Stephen E. Brilz - Assistant Secretary